Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We have issued our report dated March 10, 2016, with respect to the consolidated financial statements included in the Annual Report of Image Sensing Systems, Inc. on Form 10-K for the year ended December 31, 2016. We hereby consent to the incorporation by reference of said report in the Registration Statements of Image Sensing Systems, Inc. on Forms S-3 (File No. 333-162810 and File No. 333-41706) and on Forms S-8 (File No. 333-195923; File No. 333-167496; File No. 333-165303; File No. 333-152117; File No. 333-142449; File No. 333-82546; File No. 333-86169 and File No. 333-09289).

/s/ GRANT THORNTON LLP

Minneapolis, Minnesota
March 24, 2017